UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2008

Bonanza Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52171	76-0720654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Richmond Ave, Suite 400
Houston, Texas 77098
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (713) 333-5808

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, New York  10005
Telephone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors;
           Appointment of Certain Officers; Compensatory Arrangement s of Certain Officers

On August 18, 2008, Ran Furman resigned as an executive officer and a director of Bonanza Oil & Gas, Inc. (the “Company”).  The Board of Directors then appointed G. Wade Stubblefield to serve as the Chief Financial Officer, Chief Accounting Officer and Secretary of the Company.

Mr. Stubblefield has over 20 years of finance and accounting experience across a range of enterprises in the energy, and other industries.  Mr. Stubblefield began his career in public accounting at Arthur Andersen and has subsequently held controllership and CFO positions in companies ranging in size from small-cap oil and gas exploration and production companies to multi-billion dollar NYSE-listed enterprises.  Since September 2006, Mr. Stubblefield was Chief Financial Officer of Standard Renewable Energy Group, LLC, a private equity fund focused on the renewable energy sector, and as CFO of several of its portfolio companies.  From April 2004 until September 2006, Mr. Stubblefield was Vice President and Corporate Controller of Group 1 Automotive, Inc., a Fortune 500 company.  From August of 1999 to April of 2004, Mr. Stubblefield held several positions at Enron Corp., with the last three years as the senior financial executive retained to assist in the reorganization/liquidation of that company’s wholesale trading and retail services divisions.  Prior to Enron, Mr. Stubblefield served in senior finance and accounting roles in various publicly-traded oil and natural gas exploration and production companies.  Mr. Stubblefield also currently serves as Chief Financial Officer of two private companies.  Mr. Stubblefield holds a Bachelor of Business Administration degree with a concentration in Accounting, from Texas A&M University, awarded in 1988.  He is a Certified Public Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bonanza Oil & Gas, Inc.

August 22, 2008	By:	/s/ William Wiseman
William Wiseman
President and Chief Executive Officer

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